THE ARBOR FUND
                         Hancock Horizon Family of Funds
                        Contractual Fee Waiver Agreement

AGREEMENT made this 31st day of May, 2001, by and between The Arbor Fund, a Massachusetts business trust (the "Trust"), and Horizon Advisers, an unincorporated division of Hancock Bank (the "Adviser").

The Adviser hereby agrees to waive its fee and/or reimburse expenses to the extent necessary to limit the total operating expenses at the following levels for a period of one year from the date of this Agreement for each of the following Hancock Horizon funds:

Fund                                                    Total Operating Expenses

Treasury Securities Money Market Fund
                  Trust Class                                     0.58%
                  Institutional Sweep Class                       0.83%
                  Class A                                         1.08%
Tax Exempt Money Market Fund
                  Trust Class                                     0.65%
                  Class A                                         0.90%
Strategic Income Bond Fund
                  Trust Class                                     0.75%
                  Class A                                         1.00%
                  Class C                                         1.75%
Growth & Income Fund
                  Trust Class                                     1.00%
                  Class A                                         1.25%
                  Class C                                         2.00%
Growth Fund
                  Trust Class                                     1.00%
                  Class A                                         1.25%
                  Class C                                         2.00%


The Trust acknowledges that the Adviser may engage in brokerage transactions using Fund assets with brokers who agree to pay a portion of the Fund"s expenses, and that the Adviser"s guarantee of Fund expense ratios takes into account these expense-limiting arrangements.

This Agreement shall be renewable at the end of each one year period for an additional one year period upon the written agreement of the parties hereto.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written above.


THE ARBOR FUND                              HANCOCK BANK


By:    /s/ James R. Foggo                   By:     /s/ John Portwood


Title: President                            Title:  President


Date:  May 23, 2001                         Date:   May 23, 2001